EXHIBIT 10.1

SEVENTH AMENDMENT TO CREDIT AGREEMENT
THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of January 27, 2017, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, and PROS, INC., a Delaware corporation ("Borrower").
WHEREAS, Borrower, Agent, and Lenders are party to that certain Credit Agreement dated as of July 2, 2012 (as has been, and may hereafter be, amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and
WHEREAS, Borrower has requested that Agent and Lenders amend the Credit Agreement in certain respects as set forth herein, and Agent and Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement as amended hereby.

2.Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 7 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below, the Credit Agreement is hereby amended as follows:

(a)Clause (ii) set forth in Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii)    such Lender's Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.
(b)Section 2.1(c) of the Credit Agreement is hereby amended by deleting the phrase "or the Credit Amount".

(c)Section 2.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion such Borrowings shall not be made until) the completion of Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(d)Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i)    Overadvance. If, at any time (A) the Revolver Usage on such date exceeds (B) the Maximum Revolver Amount, then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f) in an amount equal to the amount of such excess.

(e)Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender's agent) to issue, a requested Letter of Credit for the account of Borrower. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to drawings under such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that (i) Issuing Lender issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Borrower acknowledges and agrees that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Agent and Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances and (iii) shall be subject to Issuing Lender's or Underlying Issuer's, as applicable, authentication procedures with results satisfactory to Issuing Lender or Underlying Issuer, as applicable. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract.
(f)Section 2.11(b) of the Credit Agreement is hereby amended by (y) deleting the ", or" at the end of clause (ii) and inserting "." in lieu thereof, and (z) deleting clause (iii) in its entirety.

(g)Section 4.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.18.    OFAC/Sanctions. None of Parent, any Loan Party nor any of their respective Subsidiaries is in violation of any Sanctions. None of Parent, any Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of Parent or such Loan Party, any director, officer, employee, agent or Affiliate of Parent, such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of Parent, the Loan Parties, and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with, and each of Parent, the Loan Parties, and their respective Subsidiaries and Affiliates are complying with, all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Parent, the Loan Parties, and their respective Subsidiaries, and to the knowledge of Parent and each such Loan Party, each director, officer, employee, agent and Affiliate of Parent, each such Loan Party, and each such Subsidiary, is in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanction, any Anti-Corruption Law or any Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

(h)Section 4.20 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.20.    Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Notes Documents, the Convertible Bond Hedge Documents and the Warrant Transaction Documents to which it is a party), own any material assets (other than (i) as of the Closing Date, the Equity Interests of Borrower, (ii) at any time after the Closing Date, the Equity Interests of Borrower and any other Subsidiary (provided that Borrower has complied with Section 5.11 with respect to each such Subsidiary) acquired in connection with the consummation of Permitted Acquisitions, (iii) proceeds of issuances of Equity Interests to the extent such issuances are permitted under this Agreement, (iv) proceeds of Restricted Payments received from Subsidiaries and permitted under this Agreement, so long as the proceeds of any such Restricted Payment are used substantially concurrently by Parent for such permitted purpose, (v) its rights under the Convertible Bond Hedge Documents, and (vi) the Parent Trademark) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries and its operations as a holding company expressly permitted to be engaged in by Parent under this Agreement).
(i)Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.13.    Parent as a Holding Company. Borrower will not permit Parent to incur any liabilities (other than liabilities arising under the Senior Notes Documents, the Convertible Bond Hedge Documents, the Warrant Transaction Documents and the Loan Documents to which it is a party), own or acquire any assets (other than (i) the Equity Interests the Borrower or of any Loan Party or any other Subsidiary (provided that Borrower has complied with Section 5.11 with respect to each such Subsidiary) acquired in connection with the consummation of Permitted Acquisitions, (ii) proceeds of issuances of Equity Interests to the extent such issuances are permitted under this Agreement, (iii) proceeds of Restricted Payments received from Subsidiaries and permitted under this Agreement, so long as the proceeds of any such Restricted Payment are used substantially concurrently by Parent for such permitted purpose, (iv) its rights under the Convertible Bond Hedge Documents, and (v) the Parent Trademark) or engage itself in any operations or business, except in connection with its ownership of Borrower, its rights and obligations under the Loan Documents, its rights and obligations under each of the Senior Notes Documents, the Convertible Bond Hedge Documents and the Warrant Transaction Documents, and its operations as a holding company to the extent such operations are expressly permitted to be engaged in by Parent under this Agreement.
(j)Article 7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)    Minimum EBITDA. Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
($44,300,000)	For the 12 month period ending on March 31, 2017
($48,900,000)	For the 12 month period ending on June 30, 2017
($51,000,000)	For the 12 month period ending on September 30, 2017
($45,900,000)	For the 12 month period ending on December 31, 2017
($40,300,000)	For the 12 month period ending on March 31, 2018
($36,700,000)	For the 12 month period ending on June 30, 2018
($32,200,000)	For the 12 month period ending on September 30, 2018
($26,800,000)	For the 12 month period ending on December 31, 2018
($21,700,000)	For the 12 month period ending on March 31, 2019

($17,000,000)	For the 12 month period ending on June 30, 2019
($11,700,000)	For the 12 month period ending on September 30, 2019
($6,200,000)	For the 12 month period ending on December 31, 2019
$0	For the 12 month period ending on March 31, 2020
$6,500,000	For the 12 month period ending on June 30, 2020
$14,000,000	For the 12 month period ending on September 30, 2020
$25,000,000	For the 12 month period ending on December 31, 2020
$30,000,000	For the 12 month period ending on March 31, 2021 and the 12 month period ending each June 30, September 30, December 31 and March 31 thereafter

(b)    Liquidity. Maintain Liquidity of at least $15,000,000 at all times.
(c)    Minimum Recurring Revenue. Achieve Recurring Revenue, measured on a quarter-end basis of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$80,000,000	For the 12 month period ending on March 31, 2017
$80,000,000	For the 12 month period ending on June 30, 2017
$80,000,000	For the 12 month period ending on September 30, 2017
$80,000,000	For the 12 month period ending on December 31, 2017
$90,000,000	For the 12 month period ending on March 31, 2018
$90,000,000	For the 12 month period ending on June 30, 2018
$90,000,000	For the 12 month period ending on September 30, 2018
$90,000,000	For the 12 month period ending on December 31, 2018
$100,000,000	For the 12 month period ending on March 31, 2019 and the 12 month period ending each June 30, September 30, December 31, and March 31 thereafter

(k)Schedule 1.1 to the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Parent Trademark" means that certain trademark owned by Parent and registered with the United States Patent and Trademark Office with serial number 85846744, registration number 4403289 and the registration date of September 17, 2013.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of the Lender Group, Parent, or any Loan Party or any of their respective Subsidiaries or Affiliates.
(l)The definitions of "Credit Amount" and "Credit Amount Certificate" set forth in Schedule 1.1 to the Credit Agreement are hereby deleted in their entirety.

(m)The definition of "Financial Covenant Period" set forth in Schedule 1.1 to the Credit Agreement is hereby amended by (y) deleting each reference to "$20,000,000" and inserting "$50,000,000" in lieu thereof and (z) deleting the reference to "Section 7(a)" and inserting "Sections 7(a), 7(b), and 7(c) of the Agreement" in lieu thereof.

(n)The definition of "Governmental Authority" set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
(o)The definition of "Loan Documents" set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the phrase ", any Credit Amount Certificate".

(p)The definition of "Maturity Date" set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

"Maturity Date" means July 2, 2022.
(q)The definition of "Sanctioned Entity" set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
(r)The definition of "Sanctioned Person" set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

"Sanctioned Person" means, at any time (a) a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Country, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
(s)Schedules A-2, P-2, and 6.5 to the Credit Agreement are hereby amended and restated in their entirety as set forth on Annex A attached hereto.

(t)Clause (a) of Schedule 5.2 is hereby amended and restated in its entirety as follows:

(a)    [intentionally omitted],
(u)Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex B attached hereto.

(v)Exhibit C-2 to the Credit Agreement is hereby deleted in its entirety.

3.Post-Closing Obligations. On or before February 28, 2017 (or such later date as may be approved by Agent), Borrower shall deliver to Agent evidence, in form and substance satisfactory to Agent, that the State Tax Lien with filing number 20130363308 filed by the Texas Workforce Commission in Harris County, Texas against Borrower on July 19, 2013 has been released in its entirety. Failure to satisfy the foregoing requirement shall constitute an immediate Event of Default under the Credit Agreement.

4.Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5.Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

6.Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction or concurrent satisfaction of each of the following conditions precedent:

(a)Agent shall have received a copy of this Amendment executed and delivered by Agent, Required Lenders and Borrower;

(b)Agent shall have received a copy of the Consent and Reaffirmation attached hereto (the "Consent and Reaffirmation"), duly authorized, executed and delivered by Parent and each Loan Party other than Borrower;

(c)Agent shall have received an amendment fee letter dated as of the date hereof, by and between Agent and Borrower, along with a copy of each of the documents, instruments and agreements listed on the Closing Checklist attached hereto as Annex C, in each case duly authorized, executed and delivered by the parties thereto and in form and substance satisfactory to Agent;

(d)Borrower shall have paid all fees, costs, expenses and taxes then due and payable pursuant to the Credit Agreement and aforementioned amendment fee letter; and

(e)no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

7.Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that:

(a)after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)no Default or Event of Default has occurred and is continuing; and

(c)this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

8.Miscellaneous.

(a)Expenses. Borrower agrees to pay on demand all reasonable documented out-of-pocket costs and expenses of Agent (including reasonable documented attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b)Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9.Release.

(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and, by its execution of the Consent and Reaffirmation, Parent and each Loan Party other than Borrower, on behalf of itself and its successors, assigns, and other legal representatives (Borrower, Parent, each Loan Party other than Borrower and all such other Persons being hereinafter referred to collectively as the "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)Each Releasor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

PROS, INC., a Delaware corporation By: /s/ Stefan B. Schulz Name: Stefan B. Schulz Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Sole Lender By: /s/ Brad Blakey Name: Brad Blakey Title: Vice President